Exhibit 99

FPL Group, Inc. Media Line: (305) 552-3888 April 27, 2010 FOR IMMEDIATE RELEASE

NOTE TO EDITORS: This news release reflects the earnings report of FPL Group, Inc. Reference to the corporation and its earnings or financial results should be to “FPL Group” and not abbreviated using the name “FPL” as the latter is the name/acronym of the corporation’s electric utility subsidiary.

FPL Group announces first quarter earnings for 2010

•	FPL Group posts solid financial results
•	Florida Power & Light Company earnings driven by record weather-related demand
•	NextEra Energy Resources records solid operational results amid weak wind resource

JUNO BEACH, Fla. – FPL Group, Inc. (NYSE: FPL) today reported 2010 first quarter net income on a GAAP basis of $556 million, or $1.36 per share, compared with $364 million, or $0.90 per share, in the first quarter of 2009. On an adjusted basis, FPL Group’s earnings were $386 million, or $0.94 per share, compared with $364 million, or $0.90 per share, in the first quarter of 2009. Adjusted earnings exclude the mark-to-market effects of non-qualifying hedges and the net effect of other than temporary impairments (OTTI) on certain investments, both of which relate to NextEra Energy Resources.

FPL Group management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as input in determining whether certain performance targets are met for performance-based compensation under the company’s employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group’s fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income, which is the most directly comparable GAAP measure.

“Although we continue to be challenged by the economic environment in the United States and Florida, we are pleased to report a more than 4 percent increase in adjusted earnings per share for the quarter. FPL Group experienced contrasting weather effects in the quarter, with a weak wind resource at NextEra Energy Resources partially offset by increased demand for electricity at Florida Power & Light as a result of unseasonably cold weather in Florida. Revenue recovery associated with the West County Energy Center units 1 and 2 contributed to FPL’s results as well. Our customers are benefitting significantly from the addition of these units because they are among the most fuel efficient, most reliable and cleanest of their kind in the country,” said FPL Group Chairman and CEO Lew Hay.

Florida Power & Light Company
FPL Group's rate-regulated utility subsidiary, Florida Power & Light Company, reported first quarter net income of $191 million, or $0.47 per share, compared with $127 million, or $0.31 per share, for the prior-year quarter. Retail energy sales increased 6.6 percent for the quarter on a year-over-year basis, and usage per customer increased 6.4 percent.

FPL’s results were driven by colder-than-normal weather, which led to an increase of $0.08 per share compared with last year’s first quarter. On Jan. 11, 2010, FPL’s electrical system performed well in meeting an all-time record peak customer demand of 24,346 megawatt hours. FPL’s revenue in the quarter also increased as a result of the addition of West County Energy Center units 1 and 2, which were not yet in operation during last year’s comparable quarter.

In other activity during the quarter, FPL and the U.S. Department of Energy in March finalized the contract for a federal Smart Grid Investment Grant award to support FPL's Energy Smart Florida project, enabling the company to accelerate the installation of 4.5 million smart meters and add intelligent devices and other advanced monitoring equipment to its transmission and distribution network. Customers are expected to benefit from having more information to help them better manage their energy usage. Other expected customer benefits in the near term include enhanced customer service, better outage prevention and identification, and faster service restoration.

Earlier this month, FPL commissioned the Space Coast Next Generation Solar Energy Center at NASA’s Kennedy Space Center. The solar photovoltaic power facility produces an estimated 10 megawatts of clean, emissions-free power, enough to serve approximately 1,100 homes. Over the life of the project, the facility is expected to reduce carbon dioxide emissions by more than 227,000 tons, the equivalent of removing 1,800 cars from the road each year. It is also expected to save approximately 122,000 barrels of oil and 2.8 billion cubic feet of natural gas over the life of the facility.

NextEra Energy Resources
NextEra Energy Resources, the competitive energy business of FPL Group with generating facilities in 26 states and Canada, reported first quarter net income on a GAAP basis of $367 million, or $0.89 per share, compared with $228 million, or $0.56 per share, in the prior-year quarter. On an adjusted basis, NextEra Energy Resources’ earnings were $196 million, or $0.47 per share, compared with $228 million, or $0.56 per share, in the first quarter of 2009.

NextEra Energy Resources added 1,360 megawatts of new wind projects since the first quarter of 2009, contributing $11.7 million in adjusted earnings, or $0.03 cents per share on a year-over-year basis. Shortly after the quarter ended, NextEra Energy Resources was awarded 148 megawatts of wind projects in Ontario, Canada, as part of the province’s feed-in tariff program.

NextEra Energy Resources’ existing wind assets were negatively impacted by about $48 million, or $0.12 cents per share, compared with the prior-year quarter, primarily due to a lower wind resource. In addition, the company benefited from state investment tax credits on certain wind projects in the first quarter of 2009 without a corresponding benefit this year. NextEra Energy Resources’ merchant assets in the New England Power Pool improved over the prior year’s quarter by approximately $13 million, or $0.03 per share, but those results were roughly offset by poor market conditions and a planned maintenance outage that negatively impacted the company’s natural gas assets in Texas by $11.2 million, or $0.03 per share.

NextEra Energy Resources’ power marketing and trading business contributed roughly $0.03 per share this quarter in excess of its contribution from last year’s comparable quarter.

NextEra Energy Resources’ operational performance continued to be among the industry’s best in the first quarter. For example, the forced outage rate of its fossil fleet was best in class for the industry based on available data and the forced outage rate of its wind fleet was one of the best ever and continues to lead the industry.

In the first quarter of 2010, FPL Group revised the methodology for allocating interest and shared service costs between NextEra Energy Resources and the Corporate and Other segment. Prior period amounts for these segments have been revised to be consistent with this methodology.

Recently, NextEra Energy Resources has re-evaluated the impact of current market conditions on its wind pipeline and now expects that wind build additions will be between 600 and 850 megawatts in 2010, excluding any wind assets, if any, the company may acquire during the year. This estimated range is down from a prior expectation of about 1,000 megawatts of wind build in the year.

Corporate and Other
Corporate and Other recorded a loss of $2 million in the first quarter of 2010 compared to a gain of $9 million in the first quarter of 2009, primarily due to increased interest expense.

Outlook
FPL Group continues to expect it will deliver adjusted earnings per share for 2010 in the range of $4.25 to $4.65.

FPL Group’s adjusted earnings expectations exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges and net other than temporary impairment losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds, none of which can be determined at this time. In addition, FPL Group’s adjusted earnings expectations assume, among other things: normal weather and operating conditions; no further significant decline in the national or the Florida economy; supportive commodity markets; public policy support for wind and solar development and construction; market demand and supply chain expansion for wind and solar; transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; and no acquisitions. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, FPL Group’s first-quarter earnings conference call is scheduled for 9 a.m. ET on Tuesday, April 27, 2010. The webcast is available on FPL Group’s website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides and earnings release accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For people unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

FPL Group: Energy Solutions for the Next Era
FPL Group, Inc. (NYSE: FPL) is a leading clean energy company with 2009 revenues of more than $15 billion, nearly 43,000 megawatts of generating capacity, and more than 15,000 employees in 28 states and Canada. Headquartered in Juno Beach, Fla., FPL Group’s principal subsidiaries are NextEra Energy Resources, LLC, the largest generator in North America of renewable energy from the wind and sun, and Florida Power & Light Company, which serves approximately 4.5 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the country. Through its subsidiaries, FPL Group collectively operates the third largest U.S. nuclear power generation fleet. For more information about FPL Group companies, visit these websites: www.FPLGroup.com, www.NextEraEnergyResources.com, www.FPL.com.
###

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this news release, on their respective websites, in response to questions or otherwise.  Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance, climate change strategy or growth strategies (often, but not always, through the use of words or phrases such as will, will likely result, are expected to, will continue, is anticipated, aim, believe, could, should, would, estimated, may, plan, potential, projection, target, outlook, predict and intend or words of similar meaning) are not statements of historical facts and may be forward-looking.  Forward-looking statements involve estimates, assumptions and uncertainties.  Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made, unless otherwise required by law.  New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed or implied in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

•
FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, construction and operation of generation facilities, construction and operation of transmission and distribution facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel, purchased power and environmental costs, decommissioning costs, return on common equity and equity ratio limits, transmission reliability and present or prospective wholesale and retail competition.  This substantial and complex framework exposes FPL Group and FPL to increased compliance costs and potentially significant monetary penalties for non-compliance.  The Florida Public Service Commission (FPSC) has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

•
FPL Group and FPL also are subject to extensive federal, state and local environmental statutes, rules and regulations, as well as the effect of changes in or additions to applicable statutes, rules and regulations that relate to, or in the future may relate to, for example, air quality, water quality, climate change, greenhouse gas (GHG) emissions, carbon dioxide (CO2) emissions, radioactive emissions, waste management, marine and wildlife mortality, natural resources, health, safety and renewable portfolio standards that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.  Violations of certain of these statutes, rules and regulations could expose FPL Group and FPL to third-party disputes and potentially significant monetary penalties for non-compliance.

•
FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding regulation, deregulation or restructuring of the energy industry, including, for example, deregulation or restructuring of the production and sale of electricity, as well as increased focus on renewable and clean energy sources and reduction of CO2 emissions and other GHG emissions.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing costs and competitive pressure in doing so.

•	FPL Group's and FPL's results of operations could be affected by FPL's ability to negotiate or renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of power generation, transmission and distribution facilities involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

•
The operation and maintenance of power generation, transmission and distribution facilities involve many risks, including, for example, start up risks, breakdown or failure of equipment, transmission and distribution lines or pipelines and the availability of replacement equipment, the inability to properly manage or mitigate known equipment defects throughout FPL Group's and FPL's generation fleets and transmission and distribution systems, use of new or unproven technology, the dependence on a specific fuel source, failures in the supply or transportation of fuel, the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes, floods and droughts), and performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, for example, lost revenues due to prolonged outages and increased expenses due to monetary penalties or fines, replacement equipment costs or an obligation to purchase or generate replacement power at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses.  Breakdown or failure of an operating facility of NextEra Energy Resources, LLC (NextEra Energy Resources) may, for example, prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or subject NextEra Energy Resources to incurring a liability for liquidated damages.

The operation and maintenance of nuclear facilities involves inherent risks, including environmental, health, regulatory, terrorism and financial risks, that could result in fines or the closure of nuclear units owned by FPL or NextEra Energy Resources, and which may present potential exposures in excess of insurance coverage.

•
FPL and NextEra Energy Resources own, or hold undivided interests in, nuclear generation facilities in four states. These nuclear facilities are subject to environmental, health and financial risks such as on-site storage of spent nuclear fuel, the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the threat of a possible terrorist attack.  Although FPL and NextEra Energy Resources maintain decommissioning funds and external insurance coverage to minimize the financial exposure to these risks, it is possible that the cost of decommissioning the facilities could exceed the amount available in the decommissioning funds, and that liability and property damages could exceed the amount of insurance coverage.

•
The U.S. Nuclear Regulatory Commission (NRC) has broad authority to impose licensing and safety-related requirements for the construction and operation and maintenance of nuclear generation facilities.  In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved.  NRC orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require FPL and NextEra Energy Resources to incur substantial operating and capital expenditures at their nuclear plants.  In addition, if a serious nuclear incident were to occur at an FPL or NextEra Energy Resources plant, it could result in substantial costs.  A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

•	In addition, potential terrorist threats and increased public scrutiny of utilities could result in increased nuclear licensing or compliance costs which are difficult or impossible to predict.

The construction of, and capital improvements to, power generation and transmission facilities involve substantial risks.  Should construction or capital improvement efforts be unsuccessful or delayed, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

•
The ability of FPL Group and FPL to complete construction of, and capital improvement projects for, their power generation and transmission facilities on schedule and within budget are contingent upon many variables that could delay completion, increase costs or otherwise adversely affect operational and financial results, including, for example, limitations related to transmission interconnection issues, escalating costs for materials and labor and environmental compliance, delays with respect to permits and other approvals, and disputes involving third parties, and are subject to substantial risks.  Should any such efforts be unsuccessful or delayed, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, loss of tax credits and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses or the payment of margin cash collateral that could adversely impact the results of operations or cash flows of FPL Group and FPL.

•
FPL Group and FPL use derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the over-the-counter markets or on exchanges, to manage their commodity and financial market risks, and for FPL Group to engage in trading and marketing activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these derivative instruments, or if a counterparty fails to perform or make payments under these derivative instruments and could suffer a reduction in operating cash flows as a result of the requirement to post margin cash collateral.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments.  In addition, FPL's use of such instruments could be subject to prudence challenges and, if found imprudent, cost recovery could be disallowed by the FPSC.

•
FPL Group provides full energy and capacity requirement services, which include load-following services and various ancillary services, primarily to distribution utilities to satisfy all or a portion of such utilities' power supply obligations to their customers.  The supply costs for these transactions may be affected by a number of factors, including by events that may occur after FPL Group has committed to supply power, such as weather conditions, fluctuating prices for energy and ancillary services, and the ability of the distribution utilities’ customers to elect to receive service from competing suppliers.  If the supply costs are not favorable, FPL Group’s operating costs could increase and result in the possibility of reduced earnings or incurring losses.

•
FPL Group and FPL have hedging procedures and associated risk management tools that may not work as planned.  Risk management tools and metrics such as daily value at risk, earnings at risk, stop loss limits and liquidity guidelines are based on historical price movements.  If price movements significantly or persistently deviate from historical behavior, the risk management tools may not protect against significant losses.  As a result of these and other factors, FPL Group and FPL cannot predict with precision the impact that risk management decisions may have on financial results.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, including, but not limited to, the efficient development and operation of generating assets, the successful and timely completion of project restructuring activities, the price and supply of fuel and equipment, transmission constraints, competition from other generators, including those using new sources of generation, excess generation capacity and demand for power, that may reduce revenues, increase costs or otherwise adversely impact the results of operations and financial condition of FPL Group.

•
There are various risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting NextEra Energy Resources' success in competitive wholesale markets include, for example, the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation) and equipment, transmission constraints, the ability to utilize production tax credits or qualify for convertible investment tax credits, competition from other and new sources of generation, excess generation capacity and shifting demand for power.  There can be significant volatility in market prices for fuel, electricity and renewable and other energy commodities, and there are other financial, counterparty and market risks that are beyond the control of NextEra Energy Resources.  NextEra Energy Resources' inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  A portion of NextEra Energy Resources' power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may increase the volatility of FPL Group's financial results.  In addition, NextEra Energy Resources' business depends upon power transmission and natural gas transportation facilities owned and operated by others; if transmission or transportation is disrupted or capacity is inadequate or unavailable, NextEra Energy Resources' ability to sell and deliver its wholesale power or natural gas may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

•
FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry in general.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

FPL Group and FPL participate in markets that are often subject to uncertain economic conditions, which makes it difficult to estimate growth, future income and expenditures.

•
FPL Group and FPL participate in markets that are susceptible to uncertain economic conditions, which complicate estimates of revenue growth.  Because components of budgeting and forecasting are dependent upon estimates of revenue growth in the markets FPL Group and FPL serve, the uncertainty makes estimates of future income and expenditures more difficult.  As a result, FPL Group and FPL may make significant investments and expenditures but never realize the anticipated benefits, which could adversely affect results of operations.  The future direction of the overall economy also may have a significant effect on the overall performance and financial condition of FPL Group and FPL.

Changes in the number of customer accounts and customer usage in FPL's service area affect FPL Group's and FPL's results of operations.

•
FPL Group's and FPL's results of operations are affected by the change in the number of customer accounts in FPL's service area and customer usage.  Changes in the number of customer accounts can be affected by growth or decline in population.  Changes in the number of customer accounts and customer usage can be affected by economic factors in Florida and elsewhere, including, for example, job and income growth or decline, housing starts and new home prices.  Changes in the number of customer accounts and customer usage directly influence the demand for electricity and the need, or lack of need, for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations, as can the impact of severe weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities.

•
FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities, including, but not limited to, wind, solar and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL rely on access to capital and credit markets as significant sources of liquidity for capital requirements not satisfied by operating cash flows.  Adverse capital and credit market conditions may adversely affect FPL Group's and FPL's ability to meet liquidity needs, access capital and operate and grow their businesses, and increase the cost of capital.  Disruptions, uncertainty or volatility in the financial markets can also adversely impact the results of operations and financial condition of FPL Group and FPL, as well as exert downward pressure on the market price of FPL Group's common stock.

•
Having access to the credit and capital markets, at a reasonable cost, is necessary for FPL Group and FPL to fund their operations, including their capital requirements. Those markets have provided FPL Group and FPL with the liquidity to operate and grow their businesses that is not otherwise provided from operating cash flows.  Disruptions, uncertainty or volatility in those markets can increase FPL Group's and FPL's cost of capital.  If FPL Group and FPL are unable to access the credit and capital markets on terms that are reasonable, they may have to delay raising capital, issue shorter-term securities and/or bear an unfavorable cost of capital, which, in turn, could adversely impact their ability to grow their businesses, decrease earnings, significantly reduce financial flexibility and/or limit FPL Group's ability to sustain its current common stock dividend level.

•
The market price and trading volume of FPL Group's common stock could be subject to significant fluctuations due to, among other things, general stock market conditions and changes in market sentiment regarding FPL Group and its subsidiaries' operations, business, growth prospects and financing strategies.

FPL Group's, FPL Group Capital Inc's (FPL Group Capital) and FPL's inability to maintain their current credit ratings may adversely affect FPL Group's and FPL's liquidity, limit the ability of FPL Group and FPL to grow their businesses, and would likely increase interest costs.  In addition, FPL Group's, FPL Group Capital's or FPL's credit providers' inability to maintain their current credit ratings, or to fund their credit commitments, may adversely affect FPL Group's and FPL's liquidity.

•
The inability of FPL Group, FPL Group Capital and FPL to maintain their current credit ratings could affect their ability to raise capital or obtain credit on favorable terms, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses, service indebtedness or repay borrowings, and would likely increase their interest costs.  Some of the factors that can affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative and regulatory actions.  FPL Group, FPL Group Capital or FPL cannot assure that their current credit ratings will remain in effect for any given period of time or that one or more of its ratings will not be lowered or withdrawn entirely by a rating agency.

•
The inability of FPL Group's, FPL Group Capital's and FPL's credit providers to maintain credit ratings acceptable under various agreements, or to fund their credit commitments, could require FPL Group, FPL Group Capital or FPL to, among other things, renegotiate requirements in agreements, find an alternative credit provider with acceptable credit ratings to meet the requirement, or post cash collateral.

FPL Group may be unable to meet its ongoing and future financial obligations and to pay dividends on its common stock if its subsidiaries are unable to pay upstream dividends or repay funds to FPL Group.

•
FPL Group is a holding company and, as such, has no material operations of its own.  Substantially all of FPL Group's consolidated assets are held by subsidiaries.  FPL Group’s ability to meet its financial obligations and to pay dividends on its common stock is primarily dependent on the subsidiaries’ net income and cash flows, which are subject to the risks of their respective businesses, and their ability to pay upstream dividends or to repay funds to FPL Group.  The subsidiaries have financial obligations, including payment of debt service, which they must satisfy before they can fund FPL Group.  FPL Group’s subsidiaries are separate legal entities and have no obligation to provide FPL Group with funds for its payment obligations.  In addition, the dividend-paying ability of some of the subsidiaries is limited by contractual restrictions which are contained in outstanding financing  agreements and which may be included in future financing agreements.

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could adversely affect FPL Group's and FPL's results of operations, financial condition and liquidity.

•
FPL Group's and FPL's provision for income taxes and reporting of tax-related assets and liabilities requires significant judgments and the use of estimates.  Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards.  Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, regulations and interpretations, financial condition and results of operations of FPL Group and its subsidiaries, including FPL, as well as the resolution of audit issues raised by taxing authorities.  Ultimate resolution of income tax matters may result in material adjustments to tax-related assets and liabilities which could impact, either positively or negatively, FPL Group's and FPL's results of operations, financial condition and liquidity.

FPL Group and FPL are subject to credit and performance risk from third parties under supply and service contracts.

•
FPL Group and FPL rely on contracts with vendors for the supply of equipment, materials, fuel and other goods and services required for the construction and operation of, and for capital improvements to, their facilities, as well as for business operations.  If vendors fail to fulfill their contractual obligations, FPL Group and FPL may need to make arrangements with other suppliers, which could result in higher costs, untimely completion of power generation facilities and other projects, and/or a disruption to their operations.

FPL Group and FPL are subject to costs and other potentially adverse effects of legal and regulatory proceedings as well as regulatory compliance and changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws, corporate governance requirements and labor and employment laws.

•
FPL Group and FPL are subject to costs and other potentially adverse effects of legal and regulatory proceedings, settlements, investigations and claims, as well as regulatory compliance and the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards and interpretations, securities laws, corporate governance requirements and labor and employment laws.

•
FPL and NextEra Energy Resources, as owners and operators of transmission systems and/or critical assets within various regions throughout the United States, are subject to mandatory reliability standards established by the North American Electric Reliability Corporation.  Non-compliance with these mandatory reliability standards could result in sanctions, including substantial monetary penalties.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt FPL Group's and FPL's business may impact the operations of FPL Group and FPL in unpredictable ways and could adversely affect FPL Group’s and FPL’s results of operations, financial condition and liquidity.

•
FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities, as well as cyber attacks and disruptive activities of individuals and/or groups.  Infrastructure facilities and systems, such as generation, transmission and distribution facilities and information systems, have been identified as potential targets.  The effects of these threats and activities could affect FPL Group's and FPL's ability to generate, purchase or transmit power, could cause delays in FPL Group's and FPL's development and construction of new generating facilities, could result in a significant slowdown in growth or a decline in the U.S. economy, could delay an economic recovery in the United States, and could increase the cost and adequacy of security and insurance, which could adversely affect FPL Group’s and FPL’s results of operations, financial condition and liquidity.  In addition, these types of events could disrupt FPL Group’s or FPL’s operations, require significant management attention and resources, and could adversely affect FPL Group's and FPL's reputation among customers and the public.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers.

•
FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be adversely affected by international, national, state or local events as well as company-specific events, as well as the financial condition of insurers.

FPL Group and FPL are subject to employee workforce factors that could adversely affect the businesses and financial condition of FPL Group and FPL.

•
FPL Group and FPL are subject to employee workforce factors, including, for example, loss or retirement of key executives, availability of qualified personnel, inflationary pressures on payroll and benefits costs and collective bargaining agreements with union employees and work stoppage that could adversely affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Preliminary Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended March 31, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Operating Revenues	$2,328	$1,247	$47	$3,622

Operating Expenses
Fuel, purchased power and interchange	1,107	220	22	1,349
Other operations and maintenance	373	277	9	659
Depreciation and amortization	229	180	5	414
Taxes other than income taxes and other	226	34	1	261
Total operating expenses	1,935	711	37	2,683

Operating Income (Loss)	393	536	10	939

Other Income (Deductions)
Interest expense	(87)	(127)	(24)	(238)
Equity in earnings of equity method investees	-	7	-	7
Allowance for equity funds used during construction	7	-	-	7
Interest income	-	5	13	18
Gains on disposal of assets - net	-	39	-	39
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(1)	-	(1)
Other - net	(1)	(1)	1	(1)
Total other income (deductions) - net	(81)	(78)	(10)	(169)

Income (Loss) Before Income Taxes	312	458	-	770
Income Tax Expense (Benefit)	121	91	2	214

Net Income (Loss)	$191	$367	$(2)	$556

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$191	$367	$(2)	$556
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(167)	1	(166)
Other than temporary impairment losses - net	-	(4)	-	(4)

Adjusted Earnings (Loss)	$191	$196	$(1)	$386

Earnings (Loss) Per Share (assuming dilution)	$0.47	$0.89	$-	$1.36
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.41)	-	(0.41)
Other than temporary impairment losses - net	-	(0.01)	-	(0.01)

Adjusted Earnings (Loss) Per Share	$0.47	$0.47	$-	$0.94

Weighted-average shares outstanding (assuming dilution)				410

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended March 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Operating Revenues	$2,573	$1,089	$43	$3,705

Operating Expenses
Fuel, purchased power and interchange	1,469	324	18	1,811
Other operations and maintenance	340	266	12	618
Depreciation and amortization	251	154	4	409
Taxes other than income taxes and other	251	32	1	284
Total operating expenses	2,311	776	35	3,122

Operating Income (Loss)	262	313	8	583

Other Income (Deductions)
Interest expense	(77)	(117)	(17)	(211)
Equity in earnings of equity method investees	-	7	-	7
Allowance for equity funds used during construction	15	-	-	15
Interest income	-	6	21	27
Gains on disposal of assets - net	-	7	-	7
Other than temporary impairment losses on securities held in nuclear decommissioning funds	-	(53)	-	(53)
Other - net	(2)	-	10	8
Total other income (deductions) - net	(64)	(150)	14	(200)

Income (Loss) Before Income Taxes	198	163	22	383
Income Tax Expense (Benefit)	71	(65)	13	19

Net Income (Loss)	$127	$228	$9	$364

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income (Loss)	$127	$228	$9	$364
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(30)	-	(30)
Other than temporary impairment losses - net	-	30	-	30

Adjusted Earnings (Loss)	$127	$228	$9	$364

Earnings (Loss) Per Share (assuming dilution)	$0.31	$0.56	$0.03	$0.90
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	-	(0.07)	-	(0.07)
Other than temporary impairment losses - net	-	0.07	-	0.07

Adjusted Earnings (Loss) Per Share	$0.31	$0.56	$0.03	$0.90

Weighted-average shares outstanding (assuming dilution)				405

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Condensed Consolidated Balance Sheets (millions) (unaudited)
March 31, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$28,819	$17,449	$318	$46,586
Nuclear fuel	719	686	1	1,406
Construction work in progress	1,958	1,283	34	3,275
Less accumulated depreciation and amortization	(10,692)	(3,545)	(176)	(14,413)
Total property, plant and equipment - net	20,804	15,873	177	36,854

Current Assets
Cash and cash equivalents	590	145	480	1,215
Customer receivables, net of allowances	646	508	20	1,174
Other receivables, net of allowances	149	482	141	772
Materials, supplies and fossil fuel inventory	517	331	4	852
Regulatory assets:
Deferred clause and franchise expenses	86	-	-	86
Securitized storm-recovery costs	71	-	-	71
Derivatives	430	-	-	430
Other	-	-	3	3
Derivatives	11	603	(3)	611
Other	124	465	(246)	343
Total current assets	2,624	2,534	399	5,557

Other Assets
Special use funds	2,485	1,024	-	3,509
Other investments	4	234	732	970
Prepaid benefit costs	1,031	-	173	1,204
Regulatory assets:
Securitized storm-recovery costs	617	-	-	617
Deferred clause expenses	23	-	-	23
Unamortized loss on reacquired debt	28	-	-	28
Derivatives	43	-	-	43
Other	214	-	51	265
Other	180	1,243	449	1,872
Total other assets	4,625	2,501	1,405	8,531

Total Assets	$28,053	$20,908	$1,981	$50,942

Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	4,393	7,801	(7,110)	5,084
Retained earnings	2,861	3,393	1,837	8,091
Accumulated other comprehensive income (loss)	-	161	(4)	157
Total common shareholders' equity	8,627	11,355	(6,646)	13,336
Long-term debt	6,275	4,217	6,109	16,601
Total capitalization	14,902	15,572	(537)	29,937

Current Liabilities
Commercial paper	994	-	1,523	2,517
Notes payable	250	-	168	418
Current maturities of long-term debt	43	334	600	977
Accounts payable	544	372	21	937
Customer deposits	621	7	-	628
Accrued interest and taxes	298	297	(134)	461
Regulatory liabilities:
Deferred clause and franchise revenues	24	-	-	24
Pension	-	-	2	2
Derivatives	441	331	-	772
Other	495	562	(11)	1,046
Total current liabilities	3,710	1,903	2,169	7,782

Other Liabilities and Deferred Credits
Asset retirement obligations	1,856	556	1	2,413
Accumulated deferred income taxes	3,633	1,393	57	5,083
Regulatory liabilities:
Accrued asset removal costs	2,249	-	-	2,249
Asset retirement obligation regulatory expense difference	714	-	-	714
Pension	-	-	15	15
Other	278	-	-	278
Derivatives	47	314	8	369
Other	664	1,170	268	2,102
Total other liabilities and deferred credits	9,441	3,433	349	13,223

Commitments and Contingencies

Total Capitalization and Liabilities	$28,053	$20,908	$1,981	$50,942

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$28,677	$17,343	$310	$46,330
Nuclear fuel	756	657	1	1,414
Construction work in progress	1,549	844	32	2,425
Less accumulated depreciation and amortization	(10,578)	(3,341)	(172)	(14,091)
Total property, plant and equipment – net	20,404	15,503	171	36,078

Current Assets
Cash and cash equivalents	83	118	37	238
Customer receivables, net of allowances	838	574	19	1,431
Other receivables, net of allowances	182	532	102	816
Materials, supplies and fossil fuel inventory	529	345	3	877
Regulatory assets:
Deferred clause and franchise expenses	69	-	-	69
Securitized storm-recovery costs	69	-	-	69
Derivatives	68	-	-	68
Other	-	-	3	3
Derivatives	10	348	(1)	357
Other	113	505	(209)	409
Total current assets	1,961	2,422	(46)	4,337

Other Assets
Special use funds	2,408	982	-	3,390
Other investments	5	229	701	935
Prepaid benefit costs	1,017	-	167	1,184
Regulatory assets:
Securitized storm-recovery costs	644	-	-	644
Deferred clause expenses	-	-	-	-
Unamortized loss on reacquired debt	29	-	-	29
Derivatives	-	-	-	-
Other	185	-	51	236
Other	159	1,000	466	1,625
Total other assets	4,447	2,211	1,385	8,043

Total Assets	$26,812	$20,136	$1,510	$48,458

Capitalization
Common stock	$1,373	$-	$(1,369)	$4
Additional paid-in capital	4,393	7,923	(7,261)	5,055
Retained earnings	2,670	3,032	2,037	7,739
Accumulated other comprehensive income (loss)	-	172	(3)	169
Total common shareholders' equity	8,436	11,127	(6,596)	12,967
Long-term debt	5,794	3,995	6,511	16,300
Total capitalization	14,230	15,122	(85)	29,267

Current Liabilities
Commercial paper	818	-	1,202	2,020
Notes payable	-	-	-	-
Current maturities of long-term debt	42	327	200	569
Accounts payable	539	451	2	992
Customer deposits	607	6	-	613
Accrued interest and taxes	303	351	(188)	466
Regulatory liabilities:
Deferred clause and franchise revenues	377	-	-	377
Pension	-	-	2	2
Derivatives	77	143	1	221
Other	659	527	3	1,189
Total current liabilities	3,422	1,805	1,222	6,449

Other Liabilities and Deferred Credits
Asset retirement obligations	1,833	585	-	2,418
Accumulated deferred income taxes	3,509	1,278	73	4,860
Regulatory liabilities:
Accrued asset removal costs	2,251	-	-	2,251
Asset retirement obligation regulatory expense difference	671	-	-	671
Pension	-	-	16	16
Other	244	-	-	244
Derivatives	1	164	5	170
Other	651	1,182	279	2,112
Total other liabilities and deferred credits	9,160	3,209	373	12,742

Commitments and Contingencies

Total Capitalization and Liabilities	$26,812	$20,136	$1,510	$48,458

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Three Months Ended March 31, 2010	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.
Cash Flows From Operating Activities
Net income (loss)	$191	$367	$(2)	$556
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	229	180	5	414
Nuclear fuel amortization	36	36	-	72
Unrealized (gains) losses on marked to market energy contracts	-	(326)	2	(324)
Deferred income taxes	123	128	19	270
Cost recovery clauses and franchise fees	(392)	-	-	(392)
Change in prepaid option premiums and derivative settlements	-	164	-	164
Equity in earnings of equity method investees	-	(7)	-	(7)
Changes in operating assets and liabilities:
Customer receivables	192	67	(2)	257
Other receivables	18	(16)	(8)	(6)
Materials, supplies and fossil fuel inventory	12	14	-	26
Other current assets	(14)	(2)	4	(12)
Other assets	(27)	10	(13)	(30)
Accounts payable	2	(43)	19	(22)
Customer deposits	14	1	-	15
Margin cash collateral	(5)	20	1	16
Income taxes	(68)	(19)	12	(75)
Interest and other taxes	53	(25)	(12)	16
Other current liabilities	(25)	(17)	2	(40)
Other liabilities	21	(13)	1	9
Other - net	29	(55)	15	(11)
Net cash provided by (used in) operating activities	389	464	43	896

Cash Flows From Investing Activities
Capital expenditures of FPL	(794)	-	-	(794)
Independent power investments	-	(567)	-	(567)
Cash grants under the American Recovery and Reinvestment Act of 2009	44	55	-	99
Nuclear fuel purchases	(7)	(31)	1	(37)
Other capital expenditures	-	-	(15)	(15)
Sale of independent power investments	-	-	-	-
Proceeds from sale of securities in special use funds	1,608	292	-	1,900
Purchases of securities in special use funds	(1,639)	(299)	1	(1,937)
Proceeds from sale of other securities	-	-	244	244
Purchases of other securities	-	-	(253)	(253)
Other - net	1	-	(2)	(1)
Net cash provided by (used in) investing activities	(787)	(550)	(24)	(1,361)

Cash Flows From Financing Activities
Issuances of long-term debt	499	301	-	800
Retirements of long-term debt	(22)	(79)	(1)	(102)
Net change in short-term debt	426	-	490	916
Issuances of common stock	-	-	12	12
Dividends on common stock	-	-	(204)	(204)
Dividends & capital distributions from (to) FPL Group - net	-	(131)	131	-
Other - net	2	22	(4)	20
Net cash provided by (used in) financing activities	905	113	424	1,442

Net increase (decrease) in cash and cash equivalents	507	27	443	977
Cash and cash equivalents at beginning of period	83	118	37	238

Cash and cash equivalents at end of period	$590	$145	$480	$1,215

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Three Months Ended March 31, 2009	Florida Power & Light	NextEra Energy Resources	Corporate & Other	FPL Group, Inc.
Cash Flows From Operating Activities
Net income (loss)	$127	$228	$9	$364
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	251	154	4	409
Nuclear fuel amortization	32	29	(1)	60
Unrealized (gains) losses on marked to market energy contracts	-	(75)	-	(75)
Deferred income taxes	183	(208)	7	(18)
Cost recovery clauses and franchise fees	266	-	-	266
Change in prepaid option premiums and derivative settlements	(1)	48	-	47
Equity in earnings of equity method investees	-	(7)	-	(7)
Changes in operating assets and liabilities:
Customer receivables	93	67	2	162
Other receivables	55	(15)	(9)	31
Materials, supplies and fossil fuel inventory	29	69	(1)	97
Other current assets	(16)	2	6	(8)
Other assets	(16)	1	(15)	(30)
Accounts payable	(70)	(63)	3	(130)
Customer deposits	14	-	(1)	13
Margin cash collateral	-	(185)	-	(185)
Income taxes	(320)	273	92	45
Interest and other taxes	65	(8)	15	72
Other current liabilities	(61)	(33)	(6)	(100)
Other liabilities	6	(11)	2	(3)
Other - net	(7)	21	19	33
Net cash provided by (used in) operating activities	630	287	126	1,043

Cash Flows From Investing Activities
Capital expenditures of FPL	(575)	-	-	(575)
Independent power investments	-	(422)	-	(422)
Cash grants under the American Recovery and Reinvestment Act of 2009	-	-	-	-
Nuclear fuel purchases	(43)	(27)	-	(70)
Other capital expenditures	-	-	(9)	(9)
Sale of independent power investments	-	5	-	5
Proceeds from sale of securities in special use funds	516	359	-	875
Purchases of securities in special use funds	(524)	(369)	1	(892)
Proceeds from sale of other securities	-	-	17	17
Purchases of other securities	-	(5)	(21)	(26)
Other - net	-	1	-	1
Net cash provided by (used in) investing activities	(626)	(458)	(12)	(1,096)

Cash Flows From Financing Activities
Issuances of long-term debt	493	94	921	1,508
Retirements of long-term debt	(20)	(198)	(141)	(359)
Net change in short-term debt	(312)	-	(908)	(1,220)
Issuances of common stock	-	-	49	49
Dividends on common stock	-	-	(191)	(191)
Dividends & capital distributions from (to) FPL Group - net	(200)	223	(23)	-
Other - net	11	-	(4)	7
Net cash provided by (used in) financing activities	(28)	119	(297)	(206)

Net increase (decrease) in cash and cash equivalents	(24)	(52)	(183)	(259)
Cash and cash equivalents at beginning of period	120	145	270	535

Cash and cash equivalents at end of period	$96	$93	$87	$276

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Earnings Per Share Contributions (assuming dilution) (unaudited)
First Quarter

FPL Group - 2009 Earnings Per Share	$0.90

Florida Power & Light - 2009 Earnings Per Share	$0.31
Customer growth	-
Usage due to weather	0.08
Base rate adjustment for West County Energy Center Units No. 1 and 2	0.09
Base rate increase effective March 1, 2010	0.01
Underlying usage growth and all other revenue	0.03
O&M expense	(0.03)
Depreciation expense	0.01
AFUDC	(0.03)
Interest expense (gross)	(0.01)
Cost recovery clause results, primarily solar and nuclear uprates	0.02
Share dilution	-
Other	(0.01)

Florida Power & Light - 2010 Earnings Per Share	0.47

NextEra Energy Resources - 2009 Earnings Per Share	0.56
New investments	0.03
Existing assets	(0.08)
Asset optimization and trading	0.03
Asset sales	0.02
Non-qualifying hedges impact	0.34
Change in other than temporary impairment losses - net	0.08
Share dilution	(0.01)
Other, including interest expense	(0.08)

NextEra Energy Resources - 2010 Earnings Per Share	0.89

Corporate and Other - 2009 Earnings Per Share	0.03
FPL FiberNet	-
Share dilution	0.01
Other, including interest expense and interest income	(0.04)

Corporate and Other - 2010 Earnings Per Share	-

FPL Group - 2010 Earnings Per Share	$1.36

Beginning in 2010, NextEra Energy Resources' financial statements reflect a deemed capital structure of 70% debt and allocated corporate-related operating expenses.  Prior year amounts for NextEra Energy Resources and Corporate & Other have been restated to reflect these changes.  For interest allocation purposes, the deferred credit associated with differential membership interest sold by a NextEra Energy Resources subsidiary in 2007 is included with debt.  Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the next effect of rounding.

FPL Group, Inc. Preliminary Long-Term Debt and Commercial Paper (millions) (unaudited) March 31, 2010
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	4.850	02/01/13	$400	$-	$400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.550	11/01/17	300	-	300
First Mortgage Bonds	5.950	02/01/38	600	-	600
First Mortgage Bonds	5.960	04/01/39	500	-	500
First Mortgage Bonds	5.690	03/01/40	500	-	500
Total First Mortgage Bonds			5,140	-	5,140
Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79
Total Revenue Refunding Bonds			94	-	94
Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52
Total Pollution Control Bonds			493	-	493
Industrial Bonds - Dade	VAR	06/01/21	46	-	46
Storm Securitization Bonds:
Storm Securitization Bonds	5.050	02/01/11	23	23	-
Storm Securitization Bonds	5.040	08/01/13	140	21	119
Storm Securitization Bonds	5.130	08/01/15	100	-	100
Storm Securitization Bonds	5.260	08/01/19	288	-	288
Total Storm Securitization Bonds			551	44	507
Water and Sewer Revenue Bonds	4.000 - 5.250	10/01/40	29	-	29
Unamortized discount			(34)	-	(34)
Total Long-Term Debt			6,319	44	6,275
Commercial Paper and Notes Payable			1,244	1,244	-
TOTAL DEBT - FLORIDA POWER & LIGHT			7,563	1,288	6,275

FPL Group, Inc. Preliminary Long-Term Debt and Commercial Paper (millions) (unaudited) March 31, 2010
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
FPL Group Capital Without NextEra Energy Resources
Debentures:
Debentures	5.630	09/01/11	600	-	600
Debentures	7.880	12/15/15	450	-	450
Debentures	7.880	12/15/15	50	-	50
Debentures	5.350	06/01/13	250	-	250
Debentures	6.000	03/01/19	500	-	500
Debentures	8.375	06/01/14	350	-	350
Debentures (Junior Subordinated)	5.880	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	339	-	339
Debentures (Junior Subordinated)	6.650	06/15/67	380	-	380
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350
Debentures (Junior Subordinated)	8.750	03/01/69	375	-	375
Floating Debenture	VAR	06/01/11	250	-	250
Floating Debenture	VAR	06/01/11	200	-	200
Total Debentures			5,003	-	5,003
Term Loans:
Term Loans	VAR	06/10/10	200	200	-
Term Loans	VAR	03/25/11	100	100	-
Term Loans	VAR	03/27/11	100	100	-
Term Loans	VAR	03/25/11	200	200	-
Term Loans	VAR	09/16/11	90	-	90
Term Loans	VAR	09/17/11	120	-	120
Term Loans	VAR	12/19/11	134	-	134
Term Loans	VAR	12/19/11	50	-	50
Term Loans	VAR	12/19/11	150	-	150
Term Loans	VAR	12/19/11	50	-	50
Total Term Loans			1,194	600	594
Senior Secured Bonds - Pipeline Funding:			500	-	500
Fair value swaps			15	-	15
Unamortized discount			(3)	-	(3)
Total Long-Term Debt			6,709	600	6,109
Commercial Paper and Notes Payable			1,691	1,691	-
TOTAL DEBT - FPL GROUP CAPITAL, WITHOUT NEXTERA ENERGY RESOURCES			8,400	2,291	6,109

NextEra Energy Resources
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	66	11	55
Senior Secured Bonds	6.125	03/25/19	63	9	54
Senior Secured Bonds	6.639	06/20/23	228	27	201
Senior Secured Bonds	5.608	03/10/24	259	27	232
Senior Secured Bonds	7.520	06/30/19	182	15	167
Total Senior Secured Bonds			798	89	709
Senior Secured Notes:
Senior Secured Notes	7.260	07/20/15	125	-	125
Senior Secured Notes	6.310	07/10/17	290	-	290
Senior Secured Notes	6.610	07/10/27	35	-	35
Senior Secured Notes	6.960	07/10/37	250	-	250
Senior Secured Notes	7.110	06/28/20	86	6	80
Senior Secured Notes	6.665	01/10/31	150	12	138
Senior Secured Notes	7.590	07/10/18	518	8	510
Senior Secured Notes	8.450	12/31/12	30	9	21
Senior Secured Notes	6.560	03/24/30	305	-	305
Limited-recourse Senior Secured Notes	7.510	07/20/21	16	2	14
Total Senior Secured Bonds			1,805	37	1,768
Other Debt:
Other Debt	VAR	12/31/17	64	14	50
Other Debt	8.010	12/31/18	2	-	2
Other Debt	Fixed & VAR	11/30/19	196	22	174
Other Debt	Fixed & VAR	01/31/22	447	50	397
Other Debt	VAR	12/31/12	138	43	95
Other Debt	VAR	12/30/16	368	29	339
Other Debt	7.500	12/19/13	183	20	163
Other Debt	VAR	12/31/23	88	4	84
Other Debt	Fixed & VAR	05/17/17	333	25	308
Other Debt	Fixed & VAR	12/31/19	128	-	128
Total Other Debt			1,947	207	1,740
Unamortized discount			-	-	-
TOTAL NEXTERA ENERGY RESOURCES DEBT			4,550	333	4,217
TOTAL DEBT - FPL GROUP CAPITAL INCLUDING NEXTERA ENERGY RESOURCES			12,950	2,624	10,326
TOTAL DEBT - FPL GROUP, INC.			$20,513	$3,912	$16,601

May not agree to financial statements due to rounding.

FPL Group, Inc. Preliminary Schedule of Total Debt and Equity (millions) (unaudited)
March 31, 2010	Per Books	Adjusted 1

Long-term debt, including current maturities, notes payable and commercial paper
Junior Subordinated Debentures2	$2,703	$1,177
Project debt:
Natural gas-fired assets	914
Wind assets	2,905
Hydro assets	700
Storm Securitization Debt	551
Pipeline Funding	500
Waste Water Bonds	29
Other long-term debt, including current maturities, commercial paper, and notes payable3	12,211	12,211

Total debt	20,513	13,388
Junior Subordinated Debentures2		1,527
Common shareholders' equity	13,336	13,336

Total capitalization, including debt due within one year	$33,849	$28,251

Debt ratio	61%	47%

December 31, 2009	Per Books	Adjusted 1

Long-term debt, including current maturities and commercial paper
Junior Subordinated Debentures2	$2,703	$1,177
Project debt:
Natural gas-fired assets	921
Wind assets	2,669
Hydro assets	700
Storm Securitization Debt	573
Pipeline Funding	500
Waste Water Bonds	24
Other long-term debt, including current maturities, commercial paper, and notes payable3	10,799	10,799

Total debt	18,889	11,976
Junior Subordinated Debentures2		1,527
Common shareholders' equity	12,967	12,967
Total capitalization, including debt due within one year	$31,856	$26,470

Debt ratio	59%	45%

1
Ratios exclude impact of imputed debt for purchase power obligations.  Including the impact of imputed debt for purchase power obligations the adjusted debt ratio would be 49% and 50% for March 31, 2010 and December 31, 2009 respectively.

2	Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures).
3	Includes premium and discount on all debt issuances.

Florida Power & Light Company Statistics (unaudited)

	Quarter
Periods Ended March 31	2010	2009

Energy sales (million kwh)
Residential	13,054	11,129
Commercial	9,862	10,087
Industrial	761	816
Public authorities	134	133
Increase (decrease) in unbilled sales	(797)	(580)
Total retail	23,014	21,585
Electric utilities	487	224
Interchange power sales	358	796
Total	23,859	22,605

Average price (cents/kwh) 1
Residential	8.65	11.94
Commercial	7.46	10.67
Industrial	5.59	8.94
Total	8.08	11.26

Average customer accounts (000's)
Residential	3,996	3,985
Commercial	502	501
Industrial	9	11
Other	3	4
Total	4,510	4,501

End of period customer accounts (000's)	MAR 2010	MAR 2009
Residential	4,002	3,988
Commercial	502	501
Industrial	9	11
Other	4	3
Total	4,517	4,503

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2010	Normal	2009

Three Months Ended March 31
Cooling degree-days	42	123	93
Heating degree-days	587	231	289

Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.